ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of September 18, 1995 (the "Agreement"), by and among KENSINGTON LAMP COMPANY, a Pennsylvania corporation ("Seller"), ACTION INDUSTRIES, INC., a Pennsylvania corporation ( Action"), KENSINGTON COLLECTION, INC., a Pennsylvania corporation ("Purchaser"), Walter Tymoczko (the
 Manager"), Robert Thomas ( RT"), and Thomas McDowell ( TM").

     This Agreement sets forth the terms and conditions upon which Seller will sell to Purchaser, and Purchaser will purchase from Seller, certain of the properties and assets and certain of the rights, claims and contracts of Seller's business (the "Business"), and Purchaser will assume certain liabilities of the Business, all upon the terms and subject to the conditions set forth in this Agreement.

     In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


        ARTICLE I -- TRANSFER OF ASSETS AND LIABILITIES

     1.01 Purchase of Assets.

     (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.04 hereof), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to those tangible personal properties and assets located at Seller s Youngwood, Pennsylvania facility and at such other locations as are described herein or in the Schedules and Annexes hereto, together with the following rights, claims and contracts of Seller (together, the "Purchased Assets"), all as used in the Business (except to the extent excluded under Section 1.01(b) hereof), including but not limited to:

          (1) subject to any required consents, all of Seller's right, title and interest as lessee in, to and under that certain real property lease dated February 8, 1994, as amended on May 1, 1994, between Seller and Millstein Industries (the "Real Property Lease"), with respect to certain real property and improvements thereon located in Youngwood, Pennsylvania (the "Leased Real Property");

          (2) those patents, applications for patents, patent disclosures docketed, inventions, improvements, proprietary processes and formulae, trademarks, trademark applications, trade names and copyrights owned by Seller, and all proprietary, technical and other information and intellectual property and all licenses, franchises, permits, authorizations, agreements and arrangements and other rights to use the foregoing, whether patentable or unpatentable, of Seller, all as set forth on Schedule 1.01(a)(2) attached hereto (the "Intellectual Property");

          (3) the machinery, equipment, vehicles, furniture, molds and tools owned by Seller, including all attachments and parts thereof (the "Equipment"), including the items described on
Schedule 1.01(a)(3);

          (4) all permits, authorizations and licenses of Seller required or necessary for the lawful operation of the Business (the "Permits"), including those Permits described on Schedule
1.01(a)(4), to the extent transferable to Purchaser;

          (5) subject to any required consents, all contracts, agreements, purchase and sale orders, bids, proposals and other commitments or obligations which were entered into or incurred in the ordinary conduct of the Business, including those described on
Schedule 1.01(a)(5) attached hereto (the "Contracts");

          (6) the supplies, spare parts, hardware, accessories and other tangible personal property (the "Personal Property"), including that Personal Property described on Schedule 1.01(a)(6) attached hereto, but not including the Equipment;

          (7) except as specifically provided in Section 1.01(b) hereof, all production data, equipment maintenance data, copies of accounting records related to the Trade Accounts and Vacation Liabilities (as such terms are defined below); sales and sales promotional data; advertising materials; sales and credit records; customer lists; cost and pricing information; supplier lists; business plans; reference catalogs; blueprints; drawings; lamp part mold drawings; lamp drawings; lamp catalog sheets, photos, brochures, folders and catalogs; lamp catalog sheet artwork and film (located in Cheswick, PA, Youngwood, PA and Hong Kong); lamp package artwork and film (located in Cheswick, PA, Youngwood, PA, and Hong Kong); maps and geological reports (together, the "Records");

          (8) all rights under express or implied warranties from suppliers of the Business (the "Warranties") except to the extent related to Nonassumed Liabilities and Nonpurchased Assets (as defined below);

          (9) (i) all inventory (consisting of raw materials, work in process and finished goods) as of the taking of such inventory as described in Section 1.03(a)(2) hereof (the Inventory"); (ii) those packaging labels stored at the Carnegie, Pennsylvania packaging plant used by Seller (the Labels"); (iii) all inventory which is received by Purchaser after the Closing Date and has been paid for in full by Seller or Action prior to the Closing Date pursuant to any letter of credit outstanding as of the Closing Date (the Letter of Credit Inventory A"); (iv) all inventory which is received by Purchaser after the Closing Date and is paid in full by Seller or Action on or after the Closing Date pursuant to a Letter of Credit outstanding as of the Closing Date (the "Letter of Credit Inventory B"; and, together with the Letter of Credit Inventory A, the "Letter of Credit Inventory"); and (v) all supplies of Seller (the Supplies"), including that Inventory and those Supplies and Labels reflected on the Current Balance Sheet; and

          (10) all deposits and other prepaid items (the
"Deposits") including those described on Schedule 1.01(a)(10).

     (b) Notwithstanding anything to the contrary herein, and subject to the provisions of Section 4.02 hereof, Seller shall retain and Purchaser shall not hereby acquire the following assets (the "Nonpurchased Assets"):

          (1) all cash, bank accounts, equity or debt securities, recoverable local, state or federal income, sales and/or real estate taxes, bonds, intercompany accounts, deposits (other than the Deposits), judgments or any other interests in pending litigation to which Seller is a party;

          (2) any accounts/notes receivable or unbilled contract receivables of Seller, including those reflected on the Current
Balance Sheet (other than those accounts receivable described in Section 1.01(a)(9) hereof;

          (3) Seller's financial records, which shall include, without limitation, the general ledgers, books of original entry, excluding those that are necessary for the ongoing conduct of the Business as set forth in Section 1.01(a)(7) hereof;

          (4) those goods which have been sold by Action and returned by Action s customers and/or distributors, which are located at Seller s Youngwood facility;

          (5) the corporate minute books and stock ledgers of Seller; and

          (6)  any insurance policies related to the Purchased
Assets or the Business.


     1.02 Assumption of Liabilities.

     At the Closing, Purchaser shall assume only:

     (a) the trade accounts payable of Seller for Inventory which has been shipped to and received by Seller on or before the Closing Date (the Trade Accounts");

     (b) the obligation to reimburse Seller or Action for the amounts paid by it to suppliers for the Letter of Credit Inventory B, which amounts shall be paid in cash by Purchaser within fourteen
(14) days after Seller s notice thereof, which notice shall include supporting documentation for such shipment and Seller s or Action's payment therefor.

     (c) all liabilities of Seller for accrued but unused vacation and personal days of Seller s direct employees (the "Vacation
Liabilities");

     (d) all liabilities under the Real Property Lease which arise from and after the Closing Date; and

     (e) all liabilities in connection with the Purchased Assets, or invoices for inventory which is ordered by Seller prior to the Closing Date but which invoices and inventory related thereto are received by Purchaser after the Closing Date (other than invoices received in connection with the Letter of Credit Inventory), which arise from and after the Closing;

(together, the Assumed Liabilities"). Purchaser shall not assume, and shall in no way be responsible for, any liabilities other than the Assumed Liabilities.


     1.03 Consideration.

     (a) Upon the terms and subject to the conditions of this Agreement, Purchaser will deliver or cause to be delivered to Seller, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Assets, the purchase price to be determined as follows (the "Purchase Price"):

          (1)  $174,072; plus

          (2) $2,103,146.23, being the value of the Inventory and Labels purchased by Purchaser hereunder on the Closing Date (as defined in Section 1.04 below), valued at cost, as established by an inventory conducted by the parties hereto immediately prior to the Closing, which shall be satisfactory to such parties (for purposes of conducting such inventory, the value of stored packing materials included in shipments to Seller and the value of samples received by Seller from suppliers and manufacturers shall not be counted (unless and to the extent Seller has paid for such materials and/or samples), but such materials and samples shall be included in the Inventory sold hereunder); plus

          (3) $77,791.49, being the amount paid by Seller or Action for the Letter of Credit Inventory A; minus

          (4) the value of the Trade Accounts in the amount of $738,625.91, and Vacation Liabilities in the amount of $10,624.91, as of the Closing Date, as determined by the parties hereto (as the same shall be subsequently subject to adjustment as set forth in
Section 1.07 hereof).

     (b)  At the Closing, Purchaser shall pay Seller the Purchase
Price by delivery of a Promissory Note to Seller, in the principal amount of the Purchase Price, and in substantially the form attached hereto as Exhibit A (the Note").


     1.04 The Closing.

     The closing of the transactions contemplated by this Agreement (the Closing") will be deemed to be effective at 12:01 a.m. on September 18, 1995, and shall take place at the offices of Cohen & Grigsby, P.C. The time and date on which the Closing is deemed to be effective is herein referred to as the Closing Date."


     1.05 Deliveries by Seller.

     At the Closing, Seller will deliver or cause to be delivered to Purchaser the following:

     (a) a duly executed bill of sale with respect to the Equipment, the Inventory, the Labels, the Letter of Credit
Inventory, the Supplies, the Personal Property and the Records;

     (b)  instruments of assignment with respect to the Real
Property Lease, the Permits, the Contracts, the Intellectual
Property, the Deposits and the Warranties;

     (c) all such other endorsements, assignments and other instruments as, in the reasonable opinion of Purchaser's counsel, are necessary to vest in Purchaser title to the Purchased Assets to be transferred to it pursuant to this Agreement, subject to the Encumbrances described in Section 2.05, if any;

     (d)  a Non-Competition Agreement between Purchaser and both
Seller and Action, substantially in the form attached hereto as Annex I (the "Action Non-Competition Agreement"), with regard to the business currently being conducted by Seller;

     (e) an Officer s Certificate certifying that the Articles of Incorporation and all amendments thereto, Seller s Bylaws, and the minutes of Seller s Board of Directors attached thereto are the complete, true and correct articles, bylaws and minutes of Seller as of the Closing Date;

     (f) an Incumbency Certificate executed by the Secretary of Seller certifying the incumbency of the officers executing all closing documents on behalf of Seller; and

     (g) an opinion of counsel to Seller substantially in the form attached as Annex II hereto, with regard to the due incorporation and good standing of Seller and due authority of Seller to complete the transactions and execute all documents to be executed thereby, all as contemplated herein.


     1.06 Deliveries by Purchaser and the Manager.

     At the Closing, Purchaser will deliver or cause to be delivered to Seller the following;

     (a) the Note and a Security Agreement in connection therewith, substantially in the form attached hereto as Annex III and Annex IV, respectively, duly executed by Purchaser;

     (b) a duly executed Assumption Agreement and such other good and sufficient instruments of assumption as shall be reasonably necessary to vest in Purchaser as of the Closing Date the Assumed
Liabilities;

     (c) a Non-Competition Agreement among Seller and Action and both Purchaser and Manager, substantially in the form attached hereto as Annex V (the "Purchaser Non-Competition Agreement"), with regard to the promotional housewares business currently being conducted by Action;

     (d) an Officer s Certificate certifying that the Articles of Incorporation and all amendments thereto, Purchaser s Bylaws, and the minutes of Purchaser s Board of Directors attached thereto are the complete, true and correct articles, bylaws and minutes of Purchaser as of the Closing Date;

     (e) an Incumbency Certificate executed by the Secretary of Purchaser certifying the incumbency of the officers executing all closing documents on behalf of Purchaser; and

     (f) an opinion of counsel to Purchaser substantially in the form attached as Annex VI hereto, with regard to the due incorporation and good standing of Purchaser and due authority of Purchaser to complete the transactions and execute all documents to be executed thereby, all as contemplated herein.


     1.07 Purchase Price Adjustment.

     (a) Within 30 days following the Closing Date, Seller shall conduct a review of the value of the Trade Accounts and Vacation Liabilities as of the Closing Date (the Adjusted Assumed Liabilities") at its own cost and expense and prepare and deliver to Purchaser a statement thereof (the Assumed Liabilities Statement"). Unless Purchaser, within 30 days after delivery to Purchaser of the Assumed Liabilities Statement, notifies Seller in writing that it objects to the Assumed Liabilities Statement or the calculation of the Adjusted Assumed Liabilities, and specifies the basis for such objection, such Assumed Liabilities Statement and calculation of the Adjusted Assumed Liabilities shall become final and binding upon the parties for purposes of this Agreement. If Purchaser and Seller are unable to resolve such objections within thirty (30) days after any such notification has been given, the dispute shall be submitted to a public accounting firm mutually agreed upon by Purchaser and Seller and paid for by Purchaser.
Such accounting firm shall make a final and binding determination as to the matter or matters in dispute. Purchaser and Seller agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable.

     (b) The difference, if any, between the value of the Trade Accounts and Vacation Liabilities determined by the parties at the Closing (the Unadjusted Assumed Liabilities") and the Adjusted Assumed Liabilities shall be an adjustment to the Purchase Price. If the Adjusted Assumed Liabilities are greater than the Unadjusted Assumed Liabilities, such difference shall be paid immediately by Seller to Purchaser by applying the same as a prepayment under the Note. If the Adjusted Assumed Liabilities are less than the Unadjusted Assumed Liabilities, such difference shall be added to the outstanding principal balance of the Note.

     (c) Within 30 days following the Closing Date, Seller shall conduct an inventory of the value of the Labels as of the Closing Date (the Adjusted Labels Valuation") at its own cost and expense and prepare and deliver to Purchaser a statement thereof (the
 Adjusted Labels Valuation Statement"). Unless Purchaser, within 30 days after delivery to Purchaser of the Adjusted Labels Valuation Statement, notifies Seller in writing that it objects to the Adjusted Labels Valuation Statement or the calculation of the Adjusted Labels Valuation, and specifies the basis for such objection, such Adjusted Labels Valuation Statement and calculation of the Adjusted Labels Valuation shall become final and binding upon the parties for purposes of this Agreement. If Purchaser and Seller are unable to resolve such objections within thirty (30) days after any such notification has been given, the dispute shall be submitted to arbitration in Pittsburgh, Pennsylvania. Such arbitrator(s) shall make a final and binding determination as to the matter or matters in dispute. Purchaser and Seller agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable.

     (d) The difference, if any, between the value of the Labels determined by the parties at the Closing (the Unadjusted Labels Valuation") and the Adjusted Labels Valuation shall be an adjustment to the Purchase Price. If the Adjusted Labels Valuation is less than the Unadjusted Labels Valuation, such difference shall be paid immediately by Seller to Purchaser by applying the same as a prepayment under the Note. If the Adjusted Labels Valuation is greater than the Unadjusted Labels Valuation, such difference shall be added to the outstanding principal balance of the Note.


     1.08 Allocation of Purchase Price.

     Purchaser and Seller shall mutually determine an allocation of the Purchase Price among the Purchased Assets, using the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060(b), in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise.


     1.09 Disclaimer of Certain Warranties.

     PURCHASER HEREBY AGREES THAT THE PURCHASED ASSETS SHALL BE SO CONVEYED AS IS, WHERE IS," WITHOUT ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO OTHER THAN THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH HEREIN. SELLER HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


     ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:


     2.01 Corporate Organization.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has full corporate power and authority to carry on the Business as now being conducted.


     2.02 Articles and By-Laws.

     The copies of the Articles of Incorporation and By-Laws of Seller which have heretofore been furnished by Seller to Purchaser are true and correct and complete copies thereof and include all amendments to the date hereof.


     2.03 Authorization.

     Seller has full corporate power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, the documents to be delivered at the Closing pursuant to Section
1.05 hereof (collectively, the "Seller Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller and no other corporate action or proceeding on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the Seller Agreements or the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement has been, and the Seller Agreements on the Closing Date will be, duly executed and delivered by Seller and this Agreement is, and on the Closing Date each of the Seller Agreements will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.


     2.04 No Violations; No Consents or Approvals Required.

     Except as set forth in Schedule 2.04, neither the execution and delivery of this Agreement or the Seller Agreements nor the consummation of the transactions contemplated hereby or thereby will:

     (a) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Seller;

     (b) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Business or by which any of the Purchased Assets are bound or affected; or

     (c) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge of encumbrance on any of the Purchased Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which Seller is a party except, in the case of (b) and (c) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the Business and, in the case of (c) above, such liens, charges or encumbrances permitted by Section 2.05 hereof.

Except as set forth in Schedule 2.04, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Seller in connection with the execution, delivery or performance of this Agreement or the Seller Agreements and the consummation of the transactions contemplated hereby or thereby.


     2.05 Title to Properties and Related Matters.

     (a) Upon consummation of the transactions contemplated by this Agreement, Purchaser will become the legal and beneficial owner of the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, required consents, encumbrances or charges of any kind. ("Encumbrances"), except for:

          (1)  those Encumbrances set out in Schedule 2.05(a);

          (2) any law, ordinance or governmental regulation set out in Schedule 2.05(a) (including, but not limited to building and zoning ordinances) restricting or regulating or prohibiting the occupancy, use or enjoyment of the Leased Real Property (or any portion thereof) or regulating the character, dimensions or location of any improvement now or hereafter erected on the Leased Real Property or prohibiting a separation in ownership or a reduction in the dimension of area of the Leased Real Property, or the effect of any violation of any such law, ordinance or governmental regulation which is not now and will not on the Closing Date, either singly or in the aggregate, interfere in any material way with the present or any intended use of any such real estate, or substantially decrease its value; or

          (3) liens placed upon the Purchased Assets by the Manager without the consent or actual knowledge of Action.

     (b) The Real Property Lease now is, and on the Closing Date will be, valid and binding and in full force and effect, and is not now, and on the Closing Date will not be, in default as to the payment of rent or otherwise. A true and correct and complete copy of the Real Property Lease has heretofore been delivered by Seller to Purchaser.


     2.06 Litigation.

     Except (i) as set forth in Schedule 2.06, and (ii) for claims, actions, suits, proceedings or investigations with respect to Environmental Laws (as defined in Section 2.07(b)), to the actual knowledge of Seller there are no claims, actions, suits, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency, instrumentality or authority pending or threatened by or against or affecting the Leased Real Property or the Business, except for such claims, actions, suits, proceedings or investigations which in the aggregate will not have a material adverse affect on the Business.


     2.07 Environmental Compliance.

     (a) Except as set forth on Schedule 2.07, to the best actual knowledge of Seller: (i) there are no conditions existing currently on the Leased Real Property which were created prior to September 1991, and would be likely to subject Seller or Purchaser to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or assertions thereof, or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Seller; (ii) Seller is not a party to any litigation or administrative proceedings, nor so far as is actually known by Seller is any litigation or administrative proceeding threatened against it which asserts or alleges that Seller has violated or is violating Environmental Laws with respect to the Leased Real Property or that Seller is required to clean up, remove or take remedial or other responsive action with respect to the Leased Real Property due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials; (iii) neither the Leased Real Property nor Seller is subject to any judgment, decree, order or citation affecting the Leased Real Property and related to or arising out of Environmental Laws, and Seller has not been named or listed as a potentially responsible party by any governmental body or agency in a matter affecting the Leased Real Property and arising under any Environmental Laws; (iv) prior to September 1991, Seller has obtained all permits, licenses or approvals required under applicable Environmental Laws which are necessary for the use, development, occupancy, operation and conduct of the Business at the Leased Real Property; and (v) prior to September 1991, all use, generation, manufacturing, release, discharge, storage, deposit, treatment, recycling or disposal of any materials on, under or at the Leased Real Property or transported to or from the Leased Real Property (or tanks or other facilities thereon containing such materials) were being conducted in accordance withEnvironmental Laws including without limitation those requiring cleanup, removal or any other remedial action.

     (b) For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state or local statute, ordinance, rule, regulation, order, consent decree or common law doctrine, judgment, injunction and lawfully imposed requirements issued, promulgated or entered thereunder relating to pollution or protection of the environment, including laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.


     2.08 Taxes.

     Seller has timely and properly filed all federal, state, local and foreign tax returns and reports and forms which it is or has been required to file, either on its own behalf or on behalf of its employees or other persons or entities, including but not limited to income, profits, franchise, sales, use, occupation, property, excise, ad valorem and payroll (including employee taxes withheld), all such returns and reports and forms being true and correct and complete in all respects, and has paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by Seller.


     2.09 No Undisclosed Information.

     Except as disclosed herein and/or as actually known by Purchaser or the Manager, including the Schedules and Exhibits hereto, Seller has no actual knowledge of any matter involving Seller which might have a material adverse effect on Seller or which is necessary for a full understanding of the financial condition and operations of Seller. Neither this Agreement nor any document, certificate or statement furnished or to be furnished to Purchaser by or on behalf of Seller in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


   ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser and the Manager hereby each represents and warrants to Seller as follows:

     3.01 Corporate Organization.

     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.


     3.02 Authorization.

     Purchaser has full corporate power and authority to execute and deliver this Agreement and the documents to be delivered at the Closing pursuant to Section 1.06 hereof (collectively, the "Purchaser Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution and deliver by Purchaser of this Agreement or the Purchaser Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby. This Agreement has been, and the Purchaser Agreements on the Closing Date will be, duly executed and delivered by Purchaser and this Agreement is, and on the Closing Date each of the Purchaser Agreements will be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.


     3.03 No Violations; No Consents or Approvals Required.

     Neither the execution and delivery of this Agreement or the Purchaser Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which will notice or lapse of time or both would become a default) under, or give to others any rights or termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of, any security interest, lien, charge or encumbrance on any of its assets or properties pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract, or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or affected, except, in the case of (ii) and (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Agreements. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Agreements and the consummation of the transactions contemplated hereby or thereby.


     3.04 Environmental Compliance.

     (a)  To the best actual knowledge of Purchaser and the
Manager: (i) there are no conditions existing currently on the Leased Real Property, which were created on or after September 1991, and would be likely to subject Seller or Purchaser to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or assertions thereof, or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Seller; (ii) Seller is not a party to any litigation or administrative proceedings, nor so far as is actually known by Purchaser and Manager is any litigation or administrative proceeding threatened against Seller which asserts or alleges that Seller has violated or is violating Environmental Laws with respect to the Leased Real Property or that Seller is required to clean up, remove or take remedial or other responsive action with respect to the Leased Real Property due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials; (iii) neither the Leased Real Property nor Seller is subject to any judgment, decree, order or citation affecting the Leased Real Property and related to or arising out of Environmental Laws, and Seller has not been named or listed as a potentially responsible party by any governmental body or agency in a matter affecting the Leased Real Property and arising under any Environmental Laws; (iv) from and after September 1991, Seller has obtained all permits, licenses or approvals required under applicable Environmental Laws which are necessary for the use, development, occupancy, operation and conduct of the Business at the Leased Real Property; and (v) from and after September 1991, all use, generation, manufacturing, release, discharge, storage, deposit, treatment, recycling or disposal of any materials on, under or at the Leased Real Property or transported to or from the Leased Real Property (or tanks or other facilities thereon containing such materials) have been conducted in ccordance with Environmental Laws including without limitation those requiring cleanup, removal or any other remedial action.


     3.05 No Undisclosed Information.

     Except as disclosed herein, including the Schedules and Exhibits hereto, neither Purchaser nor the Manager has any actual knowledge of any matter involving Seller which might have a material adverse effect on Seller or which is necessary for a full understanding of the financial condition and operations of Seller, other than those matters previously disclosed or actually known to Action and/or the Treasurer and/or the immediate past Chairman of Seller. Neither this Agreement nor any document, certificate or statement furnished or to be furnished to Seller by or on behalf of Purchaser in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


     3.06 Absence of Certain Changes or Events.

     To the best of Purchaser s and the Manager s actual knowledge, and except for those matters previously disclosed or actually known to Action and/or the Treasurer and/or immediate past Chairman of Seller, since March 31, 1995, there has not been (i) any transaction outside the ordinary course of business of Seller (including without limitation any transactions with respect to the Inventory and the Letter of Credit Inventory outside the ordinary course of business of Seller or inconsistent with Seller s past practices); (ii) any increase in the rate or terms of compensation payable or to become payable by Seller to its employees, except increases occurring the ordinary course of business consistent with past practices; (iii) any change in the terms of any bonus, insurance, pension, or other employee benefit plan, payment or arrangement made to, for or with any such employees, except changes occurring in the ordinary course of business consistent with past practices; (iv) any entry into any agreement, commitment or transaction by Seller which is material to Seller, except for agreements, commitments or transactions in the ordinary course of business.


                    ARTICLE IV -- COVENANTS

     4.01 Conduct of the Business Subsequent to the Closing and Personal Guarantees.

     (a) Purchaser and the Manager each hereby covenants that from and after the Closing Date Purchaser shall pay all Assumed Liabilities in a commercially reasonable and timely manner, and otherwise as required by the provisions of Section 1.02(b), it being contemplated that Purchaser will attempt to negotiate payment terms with some of the suppliers related to Trade Accounts, with any set-off, defense or counterclaim reasonably made by Purchaser; provided that Purchaser shall indemnify Seller and Action against any and all damages incurred by Seller or Action by reason of any delay in payment, and any such set-offs, defenses or counterclaims. Neither Seller, the Manager nor Purchaser shall take any action that would render any such party incapable of performing their respective covenants set forth above.

     (b) The Manager, TM and RT (together, the Guarantors") jointly and severally guaranty and become surety for the payment by Purchaser of the Trade Accounts, other than the Special Trade Accounts (as defined below), and in furtherance thereof hereby personally indemnify and hold Seller and Action harmless from and against any liabilities, damages, claims, costs, and expenses (including without limitation reasonable attorneys fees) and obligations that Seller and/or Action may at any time suffer or incur as a result of any failure of Purchaser (i) to pay, perform and discharge the Trade Accounts (other than the Special Trade Accounts) and (ii) to promptly indemnify Seller and Action as required in Section 4.01(a) above; provided, however, that in no event shall the total liabilities of the Guarantors pursuant to this Section 4.01(b) in the aggregate exceed $200,000. As used herein, the term Special Trade Accounts" shall mean the Trade Accounts described as Excluded Accounts" on Schedule 4.01(b) hereto and any Trade Accounts which are not listed as Included Accounts" on such Schedule. Nothing set forth in this Section 4.01(b) shall be deemed to except, or shall have the effect of exempting, the Special Trade Accounts from the obligation of Purchaser set forth in Section 4.01(a) above. The obligations of the Guarantors under this Section 4.01(b) shall be absolute and unconditional and shall be performed without set-off, counterclaim, demand or defense.


     4.02 Access to Information.

     (a) Prior to the Closing Date, Seller (i) will give Purchaser and its respective authorized representatives reasonable access, subject to such limitations or procedures as may be necessary to protect the attorney-client privilege or the work product doctrine, to the Real Property, to the Leased Real Property, to all offices and other facilities, and to all books and records of the Business,
(ii) will permit Purchaser and all such persons to make such inspections as they may reasonably request and (iii) will cause its officers to furnish Purchaser and all such persons with such financial and operating data and other information with respect to the Purchased Assets and the Business as they may from time to time reasonably request.

     (b) For a period of at least 10 years following the Closing Date, Purchaser will retain, at Purchaser's sole expense, the books, records and other data of the Business transferred pursuant to Section 1.01(a) hereof. During such period, Purchaser will afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such books, records and other data; provided, however, that before disposing of any such materials it will first notify Seller and permit Seller, at its sole expense, to remove such materials.

     (c) Purchaser shall, at the request of Seller, (i) provide reasonable assistance in the collection of information or documents and (ii) use its best efforts to make Purchaser's employees available when reasonably requested by Seller in connection with claims or actions brought by or against third parties based upon events or circumstances concerning Nonassumed Liabilities, including as a witness or for depositions, provided that Purchaser s business shall not be adversely disrupted thereby. Seller shall reimburse Purchaser for all reasonable out-of-pocket costs and expenses incurred by Purchaser in providing said assistance.

     (d) Seller shall, at the request of Purchaser, (i) provide reasonable assistance in the collection of information or documents and (ii) use its best efforts to make Seller's employees available when reasonably requested by Purchaser in connection with claims or actions brought by or against third parties based upon events or circumstances concerning Assumed Liabilities, including as a witness or for depositions, provided that Seller s business shall not be adversely disrupted thereby. Purchaser shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in providing said assistance.

     (e) After the Closing Date, Seller agrees to make available to Purchaser for inspection and copying at Purchaser's expense, at reasonable times upon request therefor, any records and documents relating to the Business and the Purchased Assets retained by Seller which, at the time of such request, are in Seller's possession or control. In addition, Seller agrees to make available to Purchaser financial data and other information retained by Seller relating to the Business and the Purchased Assets, and will make available such former employees of the business employed by Seller, as Purchaser shall from time to time reasonably request, to permit Purchaser to prepare any tax returns and in connection with any governmental examination of tax returns relating to the Business or the Purchased Assets for period from and after the Closing Date. Seller's reasonable expenses in connection therewith shall be reimbursed by Purchaser.


     4.03 Efforts to Consummate the Transaction.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Seller Agreements (including but not limited to the Employment Contracts and the Non-Competition Agreement) and the Purchaser Agreements and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     (b) In the event Purchaser or Seller, as the case may be, is unable prior to the Closing, to obtain any consents, approvals, waivers or other authorizations to transfer to Purchaser any Asset, Purchaser and Seller will cooperate with each other in order to obtain such consents, approvals, waivers or other authorizations at the earliest practicable date. In each instance where such consents, approvals, waivers or other authorization cannot be obtained prior to the Closing, Seller shall use its best efforts to enter into such alternative arrangements and agreements with Purchaser as may be appropriate in order to permit Purchaser to realize, receive and enjoy substantially similar rights and benefits and to enable Purchaser to conduct operations of the Business until the consents, approvals, waivers or other authorizations are obtained. If, after the exercise of diligent effort, any such consents, approvals, waivers or other authorizations are not obtained, Seller agrees to cooperate with Purchaser in any reasonable arrangements designed to provide, to the extent reasonably practicable, for the benefit of Purchaser any and all rights of Seller in and to such Asset.


     4.04 Public Announcements.

     Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any national securities exchange.


     4.05 Waiver of Compliance with Bulk Transfer Requirements.

     Except for Assumed Liabilities, Seller shall pay and discharge as they become due all liabilities and obligations to creditors of Seller entitled to assert, under any Bulk Transfer Act or Acts, claims against Purchaser as the transferee of the assets of Seller, and in consideration thereof Purchaser waives compliance by Seller with the provisions of any such Act or Acts.


     4.06 Collection of Accounts.

     From and after the Closing Date, Purchaser shall cooperate fully with Seller in Seller s collection of those items set forth in Section 1.01(b)(2) hereof (the Accounts"). After the Closing
Date: (i) if any payments are made on any of the Accounts to Purchaser, Purchaser shall promptly remit such payments to Seller, and (ii) if any payments are made to Seller with respect to any amounts due to Purchaser hereunder, including but not limited to Purchaser s accounts receivable created by Purchaser after the Closing Date, Seller shall promptly remit such payments to Purchaser.


               ARTICLE V -- CONDITIONS TO CLOSING

     5.01 General Condition.

     The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing that no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality, and shall then be in effect, that prohibits the consummation of the transactions contemplated hereby.


     5.02 Conditions to Obligations of Seller.

     The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) Purchaser shall have performed in all material respects its obligations required under this Agreement to be performed by it at or prior to the Closing.

     (b) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties.

     (c) Seller shall have received the Purchase Price and the documents referred to in Section 1.06 hereof.


     5.03 Conditions to Obligation of Purchaser.

     The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) Seller shall have performed in all material respects its obligations required under this Agreement to be performed by it at or prior to the Closing.

     (b) The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties.

     (c) Purchaser shall have received the documents referred to in Section 1.05 hereof.


        ARTICLE VI -- TERMINATION, AMENDMENT AND WAIVER

     6.01 Termination.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

     (a)  By mutual consent of Purchaser and Seller;

     (b)  By Purchaser if any of the conditions set forth in
Section 5.01 or 5.03 hereof become incapable of satisfaction; or

     (c)  By Seller if any of the conditions set forth in Section
5.01 or 5.02 hereof became incapable of satisfaction.

     Except for Section 7.01 and for liability for breaches of this Agreement, upon the termination of this Agreement pursuant to this
Section 6.01, this Agreement shall forthwith become null and void.


     6.02 Amendment.

     This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


     6.03 Waiver.

     Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the party of the party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.


                 ARTICLE VII -- INDEMNIFICATION

     7.01 Survival of Representations and Warranties.

     (a) All representations, warranties and covenants made by Seller and by Purchaser and the Manager shall survive the Closing hereunder for a period of three (3) years following the Closing Date, and any claim with respect to the inaccuracy of any such representation or warranty must be made during such three-year period. The representations, warranties or covenants contained herein shall not be deemed to be waived or otherwise affected by any investigation at any time made by or on behalf of any party hereto.

     (b) For the purposes of this Article VII, the term "Purchaser Group" shall include Purchaser and any director, officer or employee thereof, and the term "Seller Group" shall include Seller and any of its subsidiaries and any director, officer or employee thereof.

     (c) Notwithstanding anything to the contrary herein (except as provided in Section 4.01(b) hereof), (i) the Manager shall not in any event be personally liable to Seller, Action or any other party for any inaccuracy in or breach or nonfulfillment in any material respect of any representation, warranty, covenant or agreement of the Manager contained in this Agreement or any other document executed by Purchaser as contemplated herein, and (ii) any indemnification rights of any party set forth herein may not be directly or indirectly enforced against the Manager, RT or TM.


     7.02 Agreement to Indemnify.

     (a) Subject to the limitations hereinafter set forth, from and after the Closing, Seller and Action each jointly and severally agrees to indemnify, defend and hold harmless the Purchaser Group from and against any and all demands, claims, losses, damages, costs and expenses, including without limitation interest, costs, penalties and reasonable attorneys' fees (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred or suffered by any member of the Purchaser Group as a result of or arising from (i) the Nonassumed Liabilities; and (ii) any inaccuracy in or breach or nonfulfillment in any material respect of any representation, warranty, covenant or agreement of Seller contained in this Agreement.

     (b) Subject to the limitations hereinafter set forth, Purchaser agrees to indemnify, defend and hold harmless the Seller Group from and against any and all Damages, asserted against, resulting to, imposed upon or incurred or suffered by any member of the Seller Group as a result of or arising from (i) the Assumed Liabilities; and (ii) any inaccuracy in or breach or nonfulfillment in any material respect of any representation, warranty, covenant or agreement of Purchaser and/or the Manager contained in this Agreement or the Note.

     (c) For purposes of this Article VII, all Damages shall be computed net of (i) any actual income tax benefit resulting therefrom to the indemnified party, (ii) any insurance coverage with respect thereto, and (iii) any amounts recovered from any third parties based on claims the indemnified party has against such third parties which reduce the Damages that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of Damages. Each indemnified party agrees to use its best efforts to pursue any claims or rights it may have against any third party which would reduce the amount of Damages otherwise incurred by such indemnified party.


     7.03 Procedure for Indemnification.

     (a) In the event that any indemnified party receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article VII (a "Third Party Claim"), and such indemnified party shall promptly provide the indemnifying party with notice of such action, proceeding, claim, penalty or assessment, and such indemnifying party shall, upon receipt of such notice, be entitled to participate in or, at the indemnifying party's option, assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked with counsel of its choosing, and such indemnified party will fully cooperate with the indemnifying party in connection therewith; provided that such indemnified party shall be entitled to employ one counsel to represent such indemnified party if, in such indemnified party's reasonable judgment, a conflict of interest between the indemnifying party and the indemnified party exists in respect of such claim and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party. In the event that the indemnifying party fails to assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment within 20 days after receipt of notice thereof from such indemnified party, such indemnified party shall have the right to undertake the defense or appeal of or settle or compromise such action, proceeding, claim, penalty or assessment on behalf of and for the account and risk of the indemnifying party. The indemnifying party shall not settle or compromise any such action, proceeding, claim, penalty or assessment without such indemnified party's prior written consent, unless the terms of such settlement or compromise release such indemnified party from any and all liability with respect to such Claim.

     (b) Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days, it shall have no further right to contest the validity of such claim.


     7.05 Remedies Exclusive.

     Except for the provisions of the Note and the Security Agreement, the remedies provided in this Article VII shall be exclusive and shall preclude assertion by an indemnified party of any other rights or the seeking of any and all other remedies against an indemnifying party for claims based on this Agreement.


                 ARTICLE VIII -- MISCELLANEOUS

     8.01 Expenses, Taxes and Closing Prorations.

     (a) Except as otherwise provided herein, each party hereto will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

     (b) All excise, sales, use or transfer taxes, including real estate transfer taxes, and any recording fees or taxes, or any other such fees or taxes which are payable or arise as a result of the execution of this Agreement or the transfer of Assets to Purchaser pursuant to this Agreement shall be paid by Purchaser. Further, Purchaser shall at Closing reimburse Seller for the security deposit paid by Seller to the lessor under the Real Property Lease in the amount of $12,000 and for the deposit for a trade show reservation in the amount of $3,160. In the event that all or any portion of either of such deposits is returned to Seller by the parties holding the same, such amounts shall be immediately paid by Seller to Purchaser.

     (c) All utilities relating to the Leased Real Property and rent payable under the lease with regard to the Leased Real
Property shall be prorated as of 12:01 a.m. on the Closing Date.


     8.02 Further Assurances.

     From time to time after the Closing and without further consideration, Sellers, upon the request of Purchaser and at Purchaser's expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Purchased Assets as contemplated hereby and to best in Purchaser title to the Purchased Assets transferred hereunder.


     8.03 Notices.

     Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

          If to Seller to:

          Kensington Lamp Company
          c/o Action Industries, Inc.
          Action Industrial Park
          460 Nixon Road
          Cheswick, PA  15024
          Telecopier:  (412) 782-8606
          Attn:  Mr. Kenneth L. Campbell, Sr. V.P., Finance

          If to Purchaser to:

          Kensington Collection, Inc.
          65 E. Hillis Street
          Youngwood, PA  15697
          Telecopier:  (412) 925-9306
          Attn:  Mr. Walter Tymoczko, President

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.


     8.04 Headings.

     The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


     8.05 Applicable Law.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.


     8.06 Assignment.

     This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that from and after the Closing Date Seller may assign to Action or any of its affiliates all or part of Seller s rights hereunder and/or the Note (but Seller may not assign any of its liabilities or obligations described herein, created hereunder or related hereto).


     8.07 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     8.08 Entire Agreement.

     This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


     8.09 Severability.

     In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.


     8.10 Brokers and Finders.

     Neither Purchaser, the Manager or Seller nor its officers, directors or employees has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses for which they may be liable, except that Purchaser and Seller are each independently liable for certain commissions and/or fees to J.T.R. Capital in connection herewith.


          [THE REST OF THIS PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.


                              SELLER:

                              KENSINGTON LAMP COMPANY


                              By:      K. L. CAMPBELL
                              Title:   Treasurer



                              PURCHASER:

                              KENSINGTON COLLECTION, INC.


                              By:      WALTER TYMOCZKO
                              Title:



                              ACTION INDUSTRIES, INC.


                              By:      K. L. CAMPBELL
                              Title:   Senior Vice President




                              MANAGER:


                                   WALTER TYMOCZKO
                                   Walter Tymoczko


                                   ROBERT THOMAS
                                   Robert Thomas


                                   THOMAS MCDOWELL
                                   Thomas McDowell